Exhibit 16.1

September 27, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K, dated September 21, 2007, of VCampus Corporation and are in agreement with the statements contained in paragraphs 1, 3, 4, 5 and 6 thereof.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

/s/ Reznick Group, P.C.